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                                                                     EXHIBIT 2.3


                             SECURED PROMISSORY NOTE


$1,000,000                        HOUSTON, TEXAS               FEBRUARY 22, 2002


         FOR VALUE RECEIVED, the undersigned, POINT TO POINT OF LOUISIANA, a Louisiana corporation (the "MAKER"), hereby unconditionally promises to pay to the order of NEXTGEN COMMUNICATIONS CORPORATION, a Delaware corporation, located at 11850 Jones Road, Houston, Texas 77070 (the "LENDER"), or at such other place or to such other party or parties as may be designated by the Lender from time to time, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE MILLION AND 00/100s DOLLARS ($1,000,000.00) and accrued interest thereon at the annual rate of 6.5%.

         This Note shall be repaid as follows: (i) payments of interest only shall be paid on February 22, 2003; (ii) $100,000.00 in principal plus any accrued interest thereon shall be due and payable on February 22, 2004 (the "MATURITY DATE"); and (iii) a final payment of $900,000.00 in principal plus any accrued interest thereon shall be due and payable on February 22, 2005.

         If the Maker fails to pay the outstanding balance in full on or prior to the Maturity Date, then the outstanding balance shall thereafter accrue interest at a rate equal to the lesser of 13.0% or the highest lawful rate permissible under applicable law.

         This Note is secured by a pledge of stock and assets pursuant to that certain Stock Purchase Agreement between the Maker and the Lender, dated as of the date hereof (the "STOCK PLEDGE AGREEMENT"). In the event of a "Default", as such term is defined in the Stock Pledge Agreement, the sole remedies available to the Lender or its assigns shall be those remedies set forth in the Stock Pledge Agreement.

         The makers, signers, sureties, guarantors, and endorsers of this Note severally waive valuation and appraisal, demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of demand, notice of acceleration, diligence in collecting, grace, notice, and protest. If this Note is not paid when due, the Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and all expenses incurred by the holder hereof on account of any such collection, whether or not suit is filed hereon.

         The Maker shall have no right of setoff, counterclaim, recoupment or other deduction with respect to the payment required hereunder, and such payment constitutes the absolute and unconditional obligation of the Maker.

         The Maker may prepay any portion or all of this Note without penalty at any time. Any prepayment will be applied first against accrued but unpaid interest and then against the outstanding principal balance.

         Interest on the indebtedness evidenced by this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged, or received by the Lender exceed the highest lawful rate permissible under applicable law. If any circumstances whatsoever shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing, or pertaining to the indebtedness evidenced hereby,



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such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Maker to the Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Maker. In determining whether or not the interest paid or payable with respect to any indebtedness of the Maker to the Lender, under any specific contingency, exceeds the highest lawful rate, the Maker and the Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate, and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the highest lawful rate permitted by applicable law; and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than the highest lawful rate permitted by applicable law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED, AND PERFORMED IN THE CITY OF HOUSTON, HARRIS COUNTY, TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.


         EXECUTED effective as of the date first set forth above.


                                        MAKER:



                                        ----------------------------------------
                                        Point to Point of Louisiana, Inc.

                                        LENDER:

                                        NEXTGEN COMMUNICATIONS
                                        CORPORATION



                                        By:
                                           -------------------------------------
                                           Frank J. Fradella,
                                           President and Chief Executive Officer